December 7, 2009

Dr Pepper Snapple Group, Inc.
5301 Legacy Drive
Plano, Texas 75024

Gentlemen:

This is to confirm the consent of Dr Pepper Snapple Group, Inc. (“DPS”) to the change in control of The Pepsi Bottling Group (“PBG”) and PepsiAmericas, Inc. (“PAS”) when PepsiCo purchases these two bottlers (the “Transaction”) in the previously announced transaction, subject to the following terms:

1.	Value. At closing (the “Closing”) of the Transaction, PepsiCo shall pay to DPS a one-time payment of $900 million.

2.	Condition to Closing. The Closing of the Transaction is subject to PepsiCo obtaining all regulatory approvals required for the transaction, including expiration of the waiting period required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

3.	Master Licenses. On the date of the Closing of the Transaction, DPS will issue to PBNA and PBNA shall execute, four Master Licenses (including a Master License Agreement for Abtex in the event that PepsiCo/PBNA proceeds with the acquisition of Abtex at or prior to Closing) in the form agreed to on the date hereof by the parties for certain trademark brands and territories as follows:

United States: Canada: Mexico:	Dr Pepper, Crush and Schweppes Crush, Schweppes, Dr Pepper, Vernors and Sussex Squirt and Canada Dry

Abtex: Dr Pepper, Seven Up, Sunkist, A&W, Squirt, Canada Dry, Hawaiian Punch

The Master License for Canada, Mexico and Abtex will need to be changed slightly to reflect the different brands in the respective markets. The parties agree that there will be no fair market value buyout provision contained in the Canada or Mexico Master License Agreements. The Mexico Master License Agreement will include territories in which PBG currently has executed license agreements and in the Monterey/Gomex Palacio territories in which it currently distributes the Squirt brand with Licensor’s consent.

4.	Master Licenses Effective Date. The effective date of the Master License shall be the date of the Closing. On the date of the Closing, all DPS brand rights previously licensed to PAS and PBG shall be deemed surrendered to DPS and PBNA shall cause all DPS brand licenses previously issued to PAS and PBG to be stamped “Cancelled” and delivered to DPS within 7 days.

5.	Other DPS Brands. PBNA will continue, in certain US territories as agreed by DPS and PBNA, the manufacture, sale and distribution of DPS brands not part of a Master License, i.e., Squirt, Canada Dry

6.	Confidentiality. DPS and PBNA hereby agree that the commercial terms of this agreement will be kept strictly confidential.

7.	No Public Announcements. No public announcements will be made in regards to this letter agreement without prior agreement of DPS and PBNA; provided that either party may make such disclosure if advised in writing by counsel that it is legally required to do so. DPS and PBNA will discuss and agree on all public announcements.

8.	Closing. The Closing of the Transaction must occur not later than June 30, 2010. If the Closing does not occur prior to that date for any reason, this Letter and DPS’s consent herein, shall terminate and have no further force or effect, without any liability of either party to the other as a result of such termination.

If the foregoing is acceptable to you please indicate your agreement in the space provided below.

Very truly yours,

PepsiCo, Inc.

		By:	/s/ Indra K. Nooyi

Indra K. Nooyi Chairman & Chief Executive Officer
Accepted and Agreed:
Dr Pepper Snapple Group, Inc.
By:	/s/ Larry D. Young

Larry D. Young President & Chief Executive Officer